                                                                    EXHIBIT 23.8

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to the Prospectus constituting part of the Joint Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and of Wyndham International, Inc. (Nos. 333-77271 and 333-77271-1) of our report dated February 27, 1998 relating to the financial statements of CHC International Inc. Hospitality Division as of November 30, 1996 and 1997 and for each of the years ended November 30, 1995, 1996 and 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 18, 1998.


                                          /s/ PRICEWATERHOUSECOOPERS LLP


Miami, Florida
May 12, 1999